CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit 4.33

SYSTEM USE AGREEMENT

This System Use Agreement (this “Agreement”) is entered into on March 29, 2018 between Toppan Printing Co., Ltd., a company organized under the laws of Japan (“Toppan”), and VTS- Touchsensor Co., Ltd. (formerly known as Toppan Touch Panel Products Co., Ltd.), a company organized under the laws of Japan (“Company”). This Agreement is effective from March 26, 2018 (the “Effective Date”). Each of Toppan and Company is referred to as a “Party.”

RECITALS

A.

Toppan, which owns 35% of Company’s outstanding capital, and VIA Optronics GmbH, a company organized under the laws of Germany (“VIA”), which owns 65% of Company’s outstanding capital, are parties to a Framework Agreement dated November 30, 2017 (the “Framework Agreement”).

B.	VIA plans to provide a production management software system to the Company for the Business (the “Company System”).
C.	Toppan has a production management system software system that may be helpful in operating the Business, as described in Section A of Schedule 1 (the “System”).
D.

Toppan uses the System solely for its internal operations and is not in the business of providing the System to third Persons nor does it hold itself out as being a professional in the provision of the System.

E.	The Framework Agreement contemplates that Toppan will grant to the Company the right to use elements of the System that are necessary for the Company to operate the Business.

The Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 The terms set forth below have the meanings specified or referred to below.

Affiliate: Of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” of a Person (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of at least 50% of the outstanding voting securities of the Person.

Business: The business of developing, manufacturing, and marketing Products operated by Toppan in Japan immediately before the Closing Date.

Business Day: Any day except Saturday, Sunday or any other day on which commercial banks located in Tokyo, Japan and Frankfurt, Germany are authorized or required by Law to be closed for business.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Conversion Fees: As defined in Section 4.2

Covered System: As defined in Section 2.1(c).

Documentation: Toppan’s user manuals and handbooks relating to the Covered System.

Fees: The Ongoing Fees’ the Conversion Fees, and the Use Fees.

Force Majeure Event: As defined in Section 8.4.

Governmental Authority: Any national, prefectural, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

ID and PW; ID or PW: The user names/identifications and/or passwords provided by Toppan to Company to permit Company to access and use the Covered System.

Intellectual Property: Any of the following rights in any jurisdiction: (a) patents and patent applications, (b) trademarks, service marks, trade dress, and other proprietary indicia of goods and services, whether registered or unregistered, and the goodwill connected with the use of and symbolized by any of the foregoing, (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights all of the following and similar intangible property and related proprietary rights, and (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable.

Law: Any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

Losses: Actual out-of-pocket losses, damages, liabilities, costs or expenses.

Ongoing Fees: As defined in Section 4.1.

Payment Statement: As defined in Section 4.5(b).

Person: An individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

Products: Copper touch panel sensors used in touch panel modules and copper PET film used in touch panel sensors.

Representative: With respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

Sales Price: The total gross amount of monies or cash equivalent or other consideration paid to Company for sales of Products, exclusive of consumption tax. For the purposes of calculating Sales Price, all calculations will be in accordance with generally accepted accounting principles in Japan.

Term: As defined in Section 7,1.

Use Fees: As defined in Section 4.3.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

User: As defined in Section 2.4(a).

ARTICLE II

RIGHT TO USE; TERMS OF SYSTEM USE; CUT OVER TO COMPANY SYSTEM

Section 2.1 Covered System.

(a)As of the date hereof, the Covered System consists of the System functions described in Part B of Schedule 1.

(b)If, after the date hereof, Company requires access to System functions not set forth in Part B of Schedule 1 in order to supplement the Company System and the Covered System to operate the Business effectively, the Company may inform Toppan of Company’s needs and the Parties shall discuss in good faith which additional functions of the System should be added to Part B of Schedule 1.

(c)The System functions described in Part B of Schedule 1 and the System functions that are added to Part B of Schedule 1 after the date hereof pursuant to Section 2.1(b) are collectively referred to as the “Covered System”

Section 2.2 Right to Use. Subject to the terms and conditions of this Agreement, Toppan hereby grants to Company during the Term a non-exclusive, non-transferable, non- sublicensable, worldwide right to access and use the Covered System solely to operate the Business and to use and make a reasonable number of copies of the Documentation solely in connection with Company’s permitted use of the Covered System.

Section 2.3 Limited Grant; Ownership.

(a)Except for the right to use granted by Toppan under Section 2.1, this Agreement does not grant to Company or any other Person any right, title, or interest, by implication, estoppel, or otherwise. Except for the limited rights expressly granted under this Agreement, nothing in this Agreement grants, by implication, waiver, estoppel, or otherwise, to Company or any other Person any Intellectual Property or other right, title, or interest in or to the Covered System.

(b)All rights, titles, and interests not specifically and expressly granted by Toppan hereunder are hereby reserved.

(c)Company acknowledges that, as between Company and Toppan, Toppan owns all right, title, and interest, including all Intellectual Property rights, in and to the Covered System and Documentation.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Section 2.4 User Names and Passwords.

(a)Company shall submit to Toppan applications for each Company employee who will use the Covered System (a “User”) and Toppan shall provide to Company an ID and PW for each such User. The ID and PW will allow each such User to access and use the Covered System.

(b)If Company wishes to make any changes to Users who have access to the Covered System, Company shall inform Toppan andz as appropriate, submit applications for new Users, and Toppan shall issue an ID and PW for each new User and take other necessary steps.

(c)Company shall keep and manage the ID and PW with due care and maintain their confidentiality.

(d)Any use of the Covered System by means of the ID and PW issued by Toppan to Company for a User will be deemed a use of the Covered System by Company and Toppan will not be liable for any Losses suffered by Company or a third Person arising from improper use of the ID and PW by such User.

(e)If Company becomes aware of the theft or improper use of an ID or PW, Company shall inform Toppan immediately and follow Toppan’s instructions.

(f)Toppan will not bear any responsibility for Losses suffered by Company arising from Company’s inability to use the Covered System resulting from Company’s or a User’s loss of an ID or PW.

(g)If Company makes inquiries with Toppan regarding an ID or PW, Toppan will respond in accordance with its established procedures to confirm the relevant User’s identity.

(h)Each ID and PW will become ineffective upon expiration dr termination of this Agreement

(i)From time to time, Toppan may adopt various measures to improve the Covered System’s security, such as requiring Users to change their IDs or PWs and Company agrees to comply with those measures. If Toppan adopts means of authentication other than the IDs and PWs, this Section 2.4 will apply to that means of authentication with appropriate conforming changes.

Section 2.5 Use Restrictions. Company shall not use the Covered System or Documentation for any purposes beyond the scope of the grant of rights made in this Agreement. Without limiting the foregoing and except as otherwise expressly set forth in this Agreement or otherwise agreed by Toppan in writing, Company shall not at any time, directly or indirectly:

(a)access or attempt to access the Covered System without permission;

(b)disclose to any third Person any ID and PW or allow any Person not registered to use an ID and PW to use that ID and PW;

(c)copy, modify, or create derivative works of the Covered System or the Documentation, in whole or in part, except that Company may make one copy of the Covered System and the Documentation as a back-up;

(d)rent, lease, lend, sell, sublicense, assign, distribute, publish, transfer, grant a security in, or otherwise make available the Covered System or the Documentation to a third Person;

(e)inform a third Person of the ID and PW or allow any third Person to use the Covered System;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(f)reverse engineer, disassemble, decompile, decode, adapt, or otherwise attempt to derive or gain access to the source code of the Covered System, in whole or in part;

(g)remove any copyright, trademark, or other proprietary notices from the Covered System or the Documentation;

(h)modify or delete any program or data in the Covered System;

(i)take any action that may interfere with the Covered System’s operations;

(j)use the Covered System to send harmful computer programs or send computer programs that are harmful to the Covered System;

(k)use the Covered System in any manner or for any purpose that infringes, misappropriates, or otherwise violates any intellectual property right or other right of Toppan or any other Person, or that violates any applicable law;

(l)Use the Toppan network for a use other than use of the Covered System and without permission from Toppan; or

(m)otherwise use the Covered System in an improper manner.

If Company commits any of the acts described in subsections (a) through (k), Toppan may, at its sole discretion, restrict, suspend or terminate Company’s access to the Covered System, and if requested by Toppan, Company shall delete the Covered System (including any back-up copies) from its computers and servers.

Section 2.6 Cut Over to the Company System. The Company shall exercise best efforts to develop the Company System to enable it to function without use of the Covered System upon expiration of the Term (the “Cut Over”)- The Company acknowledges that it may not be feasible to transfer all emails and email logs from the Covered System to the Company System at the time of the Cut Over; provided, however, Toppan and the Company shall discuss in good faith the transfer of emails and email logs from the Covered System to the Company System in connection with the Cut Over, and Toppan shall cooperate in a commercially reasonable manner with the Company for such transfer upon the Cut Over.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Section 2.7 Transfer of Covered System after Termination. If Company wishes to continue to use any function in the Covered System after the end of the Term, Company shall notify Toppan in writing of its wish to do so at least 90 days before expiration of the Term and the Parties shall discuss Company’s request in good faith, including whether Company’s right to use those functions of the Covered System should continue or whether Toppan should sell those functions to Company, and the terms thereof.

ARTICLE III

SUPPORT AND MAINTENANCE

Section 3.1 Support and Maintenance. If Company requires support and maintenance services and makes a request therefor, Toppan will provide services to Company (which services may include explanations on operating the Covered System) and invoice Company separately. If Company does not make a request therefor, Toppan will be under no obligation to maintain, upgrade, or repair the Covered System. Support and maintenance services does not include the initial setup of the Covered Systems for Company.

Section 3.2 Temporary Shutdowns. Toppan may shut down the Covered System temporarily by providing advance written notice or, in the case of any emergency, notice after the fact, upon the occurrence of any of the following events:

(a)when conducting maintenance or inspection of the Covered System and servers;

(b)if there is a disruption to the Covered System;

(c)if a Type 1 Telecommunications Carrier or another telecommunications carrier suspends service and the suspension negatively affects the Covered System’s operations;

(d)if a Force Majeure Event occurs;

(e)if Toppan determines that suspension of the Covered System is necessary for other operational or technical reasons.

Toppan will bear no liability for Company’s inability to use the Covered System during a shutdown caused by any of the events described in this ARTICLE III.

ARTICLE IV

FEES

Section 4.1 Ongoing Fees. For as long as Toppan is the sole provider of a production management software system for operation of the Business, Company shall pay to Toppan a fee of 1% of the Sales Price of each Product sold by or for Company anywhere in the world during the Term (the “Ongoing Fees”). If during the Term VIA provides Company a production management software system for operation of the Business that Company uses in place of or in addition to the Covered System, Toppan and Company shall, and they shall cause VIA to, discuss in good faith an equitable adjustment to the Ongoing Fees that reflects the contribution to Company made by the Covered System and by VIA’s production management software system.

Section 4.2 Conversion and Development Fees. If Toppan is required to convert or otherwise adapt any System functions, based on request of Company, to make it possible for Company to use them as part of the Covered System or if Toppan is requested by Company to make material developments to the Covered System, Company shall pay fees for such conversion or development in an amount to be agreed in advance by Toppan and Company (the “Conversion Fees”). Conversion Fees will apply only based on requests for conversion or development work requested by VTS. Company will not be responsible for any Conversion Fees for conversion or development that Toppan performs for its benefit or based on Toppan’s

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

internal decisions.

Section 4.3 Use Fees. Toppan may assess fees for Company’s use of Toppan hardware and other assets in accessing the Covered Services (the “Use Fees”).

Section 4.4 Taxes. Fees and other sums payable under this Agreement are exclusive of taxes. Company shall be responsible for all sales； use, excise, and value added taxes, and any other similar taxes, duties, and charges of any kind imposed by any Governmental Authority on any amounts payable by Company hereunder, other than any taxes imposed on, or with respect to, Toppan’s income, revenues, gross receipts, personnel, or real or personal property, or other assets, and shall pay all Fees and other sums payable hereunder free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by Law. If any deduction or withholding is required by Law, Company shall pay to Toppan such sum as will, after the deduction or withholding has been made, leave Toppan with the same amount as it would have been entitled to receive without any such requirement to make a deduction or withholding.

Section 4.5 Payment Terms and Fee Statements.

(a)Company shall pay Conversion Fees within 30 days after receipt of any invoice therefor and all Ongoing Fees, Use Fees, and any other sums payable under this Agreement for each month within 60 days after the end of that month. Company shall make all payments in Japanese Yen by wire transfer of immediately available funds to a bank account to be designated in writing by Toppan.

(b)On or before the due date for all Ongoing Fees, Company shall submit to Toppan a statement (the “Payment Statement”) showing:

(i)the total number of Products manufactured and sold by Company in the relevant month;

(ii)the total Sales Price of all Products sold by Company in the relevant month;

(iii)the month for which the Ongoing Fees were calculated;

(iv)the method used to calculate the Ongoing Fees, including an identification of all deductions taken to calculate the Ongoing Fees;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(v)the exchange rate used for calculating any Ongoing Fees; and

(vi)any other information that is necessary for an accurate accounting of the payments made pursuant to this Agreement.

(c)Interest of 6% per year, calculated on a daily basis from the date the payment was required to be paid to the date of actual payment, will be assessed to any late payment.

ARTICLE V

RECORDSAND AUDIT

Section 5.1 Records. For a period of five years from the Effective Date, Company shall keep complete and accurate records of its sales, uses, transfers, and other dispositions of Product necessary for the calculation of payments to be made to Toppan hereunder.

Section 5.2 Audit. Toppan may at any time after receiving any Payment Statement from Company, itself or through an independent accountant selected by Toppan, examine and audit Company’s records during Company’s normal business hours to verify all payments made under this Agreement. If Toppan’s or the auditor’s report shows that payments made by Company are deficient, Company shall pay Toppan the deficient amount plus interest on the deficient amount, as calculated pursuant to Section 4.5(c), within 10 calendar after Company’s receipt of the audit report. Toppan shall pay for the cost of the audit, unless the audit reveals that payments made by Company are deficient by more than 5%, in which case Company shall pay for the cost of the audit.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1 Toppan’s Representations and Warranties. Toppan represents and warrants to Company that:

(a)the Covered System will perform in a manner that is substantially consistent with the manner with which it performed for the Business before the transfer of the Business to Company, which has been reasonably satisfactory for Toppan in terms of the operation of the Business, and

(b)Toppan has the right to grant the rights set forth in Section 2.2.

Section 6.2 Disclaimer of Toppan Representations and Warranties.

(a)WITH THE EXCEPTION OF THE REPRESENTATIONS AND WARRANTIES IN Section 6.1, TOPPAN EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, CONCERNING THE COVERED SYSTEM OR ITS USEFULNESS FOR THE BUSINESS AND ITS EFFECTIVENESS, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THE COVERED SYSTEM.

(b)In addition to the disclaimer of representations and warranties set forth above, the Parties agree that:

(i)Toppan will not assume any liability under this Agreement for any Losses suffered by Company to the extent they arise out of or result from use of the Covered System with equipment or software that has defects,

(ii)Toppan will not take any specific measures to segregate data that is transmitted or stored through use of the Covered System and will not assume any liability under this

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Agreement for any Losses suffered by Company on account of leaks or disclosures of such data (other than leaks or disclosures by Toppan in violation of Section 8.1), and

(iii)the Covered Systems will provide core functions only (for example, the email component of the Covered System will ensure the core function of sending and receiving emails only and Toppan will not assume any liability under this Agreement for any Losses suffered by Company arising out of or relating to non-core functions of the Covered Systems.

Section 6.3 EXCLUSION OF CONSEQUENTIAL AND OTHER INDIRECT DAMAGES;

LIMITATION ON DAMAGES. TO THE FULLEST EXTENT PERMITTED BY LAW AND EXCEPT FOR DAMAGES ARISING FROM TOPPAN’S INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE, TOPPAN WILL NOT BE LIABLE TO COMPANY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT). UNDER NO CIRCUMSTANCES WILL TOPPAN BE LIABLE TO COMPANY FOR DAMAGES IN EXCESS OF THE AMOUNT OF FEES RECEIVED BY TOPPAN UNDER THIS AGREEMENT.]

ARTICLE VII

TERM AND TERMINATION

Section 7.1 Term. This Agreement commences on the Effective Date and continues until December 31, 2018, unless terminated earlier pursuant to Section 7.2 (the “Term”). Notwithstanding the previous sentence, if the Cut Over has not been completed by December 31, 2018, the Term will be extended to January 14, 2019, if requested by Company.

Section 7.2 Early Termination.

(a)Either Party may terminate this Agreement before the expiration of the Term immediately by giving written notice to the other Party if:

(i)the other Party materially breaches this Agreement and, if such breach is curable, fails to cure such breach within 15 Business Days after the first Party’s written notice of such breach; or

(ii)the other Party: (1) becomes insolvent or its liabilities exceeds its assets; (2) suspends payments or any drafts or checks drawn, issued, or undertaken by Company are dishonored, (3) becomes subject, voluntarily or involuntarily, to any bankruptcy, civil rehabilitation, corporate reorganization, or other legal procedure for debt restructuring or work-out (out-of-court procedure for its debts), that is not fully

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

stayed within 30 Business Days or is not dismissed or vacated within 60 Business Days after filing; or (4) is dissolved or liquidated or takes any corporate action for such purpose.

(b)Toppan may terminate this Agreement before the expiration of the Term immediately upon giving written notice to Company if VIA, alone or in combination with its Affiliates, no longer has control (as defined in the definition of Affiliate) of Company.

(c)Company may terminate this Agreement before the expiration of the Term upon giving two weeks7 advance written notice to Toppan if the Cut Over is completed before the expiration of the Term.

Section 7.3 Effect of Termination.

(a)Within 30 days after termination or expiration of this Agreement, Company shall: (a) submit a Payment Statement to Toppan, and any payments due Toppan will become immediately payable with submission of the final Payment Statement; (b) immediately cease all use of the Covered System; (c) (i) return to Toppan all Documents and documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Confidential Information; (ii) permanently erase such Confidential Information from its computer systems; and (iii) certify in writing to Toppan that it has complied with the requirements of this Section 7.3; and (iv) delete the Covered System (including any back-up copies) from its computers and servers.

(b)Immediately upon termination or expiration of this Agreement, Company’s access to the Covered System will be terminated.

Section 7.4 Survival. The rights and obligations of the parties set forth in this Section 7.4 and in ARTICLE I (Definitions)/ ARTICLE IV (Fees), ARTICLE VI (Representations and Warranties), Section 7.3 (Effect of Termination), and ARTICLE VIII (Miscellaneous), and any right, obligation, or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Confidentiality. Each Party agrees not to disclose the contents of this Agreement or the other Party’s Confidential Information without the other Party’s advance written consent. ‘‘Confidential Information7’ of a Party means all non-public or sensitive or proprietary information about or of that Party but does not include information (a) that has become publicly known through no breach by either Party of its confidentiality obligations hereunder, (b) that is independently and lawfully developed or obtained by a Party without access to the other Party’s Confidential Information, (c) is or becomes available to a Party on a non-confidential basis from a third Person, on condition that that third Person is not and was not prohibited from disclosing that information, or (d) that was known by or in the possession of a Party before the disclosure of that information to that Party pursuant to this Agreement, on condition that, in the case of each of (a) through (d), the Party seeking to disclose such information has the burden of demonstrating that it is not Confidential Information; provided, however, each Party may disclose such Confidential Information to its Affiliates, in each case on a need-to-know basis for the purpose of facilitating the performance of this Agreement, on condition that the Party making such disclosure cause its Affiliates that have received any Confidential Information of the other Party to comply with this provision and that the disclosing Party be responsible for any act by such Affiliates that would constitute a breach of this provision had the act been undertaken by the disclosing Party. A Party may disclose Confidential Information of the other Party if required pursuant to applicable law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction, on condition that the Party first make commercially reasonable efforts to provide the other Party (i) prompt written notice of such requirement so

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

that the other Party may seek, at its sole cost and expense, a protective order or other remedy, and (ii) reasonable assistance, at the other Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

Section 8.2 Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement is to be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties and neither Party has the authority to contract for or bind the other Party in any manner whatsoever.

Section 8.3 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.

Section 8.4 Force Majeure. Toppan will not be liable or responsible to Company, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, if the failure or delay is caused by or results from acts beyond Toppan’s control, including: (a) acts of nature; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not)； terrorist threats or acts, riot or other civil unrest; (d) requirements of law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority (whether or not having the effect of law); (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; (i) shortages of or delays in receiving raw materials; or (j) shortage of adequate power or transportation facilities (each such event, a “Force Majeure Event”). Seller’s obligation to perform will be suspended during any Force Majeure Event that prevents performance of that obligation.

Section 8.5 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall, at the request of the other Party, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 8.6 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) on the date sent by e- mail of a PDF document, if sent during the recipients normal business hours； and on the next Business Day, if sent after the recipients normal business hours, on condition that the

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

communication sent by e-mail is also sent by certified or registered mail, return receipt requested, postage prepaid; or (c) if sent internationally, on the fifth day, and if sent within Japan, on the second day, after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the Parties at the following addresses (or at such other address for a Party of which that Party notifies the other Party in accordance with this Section 8.6):

If to Toppan:	Toppan Printing Co., Ltd. Toppan Shibaura Bldg., 3-19-26 Shibaura, Minato-ku, Tokyo 108-8539 E-mail: teruo.ninomiya@toppan.co.jp, kentaro.kitaoka@toppan.co.jp Attention: Teruo Ninomiya and Kentaro Kitaoka
With a copy to (which will not constitute notice):	southgate (registered association) Pacific Square Kudan-Minami, 7th Fl 2-4-11 Kudan-Minami, Chiyoda-ku, Tokyo 102- 0074 E-mail: emarcks@southgate-law.com Attention: Eric Mareks
If to Company:	VTS-Touchsensor Co., Ltd. 1101-20, Myohoji-cho, Higashiomi Shiga, 527-0046 Email: JWoerle@via・optronics.com Attention: Dr. Jasmin Worle
With a copy to (which will not constitute notice):

VIA optronics GmbH

Sieboldstr. 18,90411 Nurnberg

Facsimile:

E-mail: kbickelbacher@via-optronics.com

Attention: Kathrin Bickelbacher

Jones Day

Kamiyacho Prime Place

1-17, Toranomon 4-chome

Minato-ku, Tokyo 105-0001, JAPAN

E-mail: mushiiima@jonesday.com

Attention: Makiko Ushijima

Section 8.7 Headings. The headings in this Agreement are for reference only and do not affect its interpretation.

Section 8.8 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable that term or provision in any other jurisdiction. Upon determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the Parties’ original intent as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Section 8.9 Entire Agreement. This Agreement and the Framework Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to this subject matter.

Section 8.10 Successors and Assigns; Assignment. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. Neither Party shall assign its rights or obligations hereunder without the advance written consent of the other Party, which consent must not be unreasonably withheld or delayed by either Party. No assignment will relieve the assigning Party of any of its obligations hereunder.

Section 8.11 No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or will confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.12 Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by that Party. No waiver by either Party will be, or will be construed as, a waiver in respect of any failure, breach or default not expressly identified by that written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will be, or will be construed as, a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.13 Governing Law; Dispute Resolution.

(a)This Agreement is governed by and to be construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule.

(b)The Parties shall endeavor to resolve any dispute, controversy or difference arising out of, in connection with, or related to this Agreement (a “Dispute”) through good-faith negotiations. If a Dispute is not settled within 20 days after the receipt by a Party of a written request for negotiation under this Section 8.13(b), the Dispute will be referred for consideration by the Parties’ senior officers. The senior officers will have full authority to settle the Dispute.

(c)If the senior officers are unable to resolve the Dispute within 20 days after the receipt by a Party of a written request for consideration of the Dispute by senior officers under Section 8.13(b), the Parties shall submit the Dispute to arbitration in Tokyo in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association for final settlement. The Parties shall appoint three arbitrators in accordance with the rules and shall conduct the arbitration in English. The decision by the arbitration tribunal will be final and binding on the Parties and may be approved of or entered in (or otherwise be granted enforceability through necessary procedures by) any court having jurisdiction. The Parties consent to consolidation by the Japan Commercial Arbitration Association of arbitral proceedin^^tiat^tl ur^er thj^Agreement with arbitration proceedings initiated under the Framework Agreemerit.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Section 8.14 Specific Performance. The Parties agree that irreparable damage will occur if any provision of this Agreement is not performed in accordance with its terms and that the Parties are entitled to specific performance of its terms, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.15 Attorneys7 Fees. If any action at law or in equity is necessary to enforce or interpret the terms of the Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that Party may be entitled.

Section 8.16 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties execute this System Use Agreement on the date stated in the introductory clause.

Toppan Printing Co., Ltd.

Name: Teruo Ninomiya
Title: Senior General Manager

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the Parties execute this System Use Agreement on the date stated in the introductory clause.

VTS-Touchsensor Co., Ltd.
By:	/s/ Dr. Jasmin Worle
Name: Dr. Jasmin Worle
Title: Representative Director

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Schedule 1

System

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